As filed with the Securities and Exchange Commission on March 26, 2018

Registration No. 333-179727

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-179727

UNDER THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	56-0292920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13515 Ballantyne Corporate Place Charlotte, North Carolina (704) 554-1421	28277
(Address of Principal Executive Offices)	(Zip Code)

Adam G. Ciongoli

Senior Vice President and

General Counsel

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-4800

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Eoghan P. Keenan, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold Securities (as defined below) of Snyder’s-Lance, Inc. (the “Company”) that were registered on the following Registration Statement on Form S-3 (a “Registration Statement,”), filed with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-3 (No. 333-179727), pertaining to the registration of $250,000,000 of unsold debt securities, preferred stock, common stock, depositary shares, warrants, stock purchase contracts and stock purchase units (together, the “Securities”), filed with the Commission on February 27, 2012.

On March 26, 2018, pursuant to the terms of the Agreement and Plan of Merger, dated as of December 18, 2017, by and among Campbell Soup Company, a New Jersey corporation (“Campbell”), Twist Merger Sub, Inc., a North Carolina corporation and an indirect wholly-owned indirect subsidiary of Campbell (“Merger Sub”) and the Company, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned indirect subsidiary of Campbell (the “Merger”). As a result of the Merger, the offerings pursuant to the Registration Statement have been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration the Securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Snyder’s-Lance, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of New Jersey, on the 26th day of March, 2018.

Snyder’s-Lance, Inc.

By:	/s/ Tara L. Smith
	Name:	Tara L. Smith
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.